Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

November 3, 2003

by and among

ROGUE WAVE SOFTWARE, INC.

QUOVADX, INC.

and

CHESS ACQUISITION CORPORATION

-i-

-ii-

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 3, 2003, among Rogue Wave Software, Inc., a Delaware corporation (the “Company”), Quovadx, Inc., a Delaware corporation (“Parent”), and Chess Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (each as defined herein) are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares (as defined below) to Merger Subsidiary and, if necessary, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, in furtherance thereof, it is proposed that Merger Subsidiary shall, as promptly as practicable, commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), in exchange for cash and shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), in accordance with the terms and subject to the conditions provided herein;

WHEREAS, also in furtherance thereof, it is proposed that, following the consummation of the Offer, Merger Subsidiary will merge with and into the Company (the “Merger”) and that the Shares not tendered and accepted pursuant to the Offer will thereupon be converted into the right to receive both cash and a fraction of a share of Parent Common Stock in the amounts set forth in Section 2.1 hereof;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the executive officers and directors of the Company, in their capacity as stockholders, are entering into Tender and Voting Agreements in substantially the form attached hereto as Exhibit A (the “Company Voting Agreements”);

WHEREAS, concurrently with the execution of this Agreement, the executive officers and directors of the Company, in their capacity as stockholders, are entering into Affiliate Agreements in substantially the form attached hereto as Exhibit B; and

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

The Offer.

(a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 9.1 and (ii) none of the events set forth in Annex A hereto that would entitle Parent and Merger Subsidiary to fail to consummate the Offer shall have occurred and be continuing (and shall not have been waived by Parent), as promptly as practicable, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Offer for any and all of the Shares, together with the associated rights issued pursuant to the Rights Plan (as defined herein) (the “Company Rights”), at the Offer Price (as defined below). Except where the context otherwise requires, all references herein to Shares or the Company’s common stock shall include the associated Company Rights. The obligation of Merger Subsidiary to accept for payment and to pay for any Shares tendered (and the obligation of Parent to cause Merger Subsidiary to accept for payment and to pay for any Shares tendered) shall be subject only to (i) the condition that at least a majority of the outstanding Shares, on a Fully Diluted Basis (on a “Fully Diluted Basis” meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to Company Options (as defined herein)), be validly tendered and not withdrawn (the “Minimum Condition”), and (ii) the other conditions set forth in Annex A. Merger Subsidiary expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, no change may be made that, except as set forth herein, (i) decreases the Offer Price, (ii) changes the form or combination of consideration to be paid in the Offer, (iii) reduces the number of Shares to be purchased in the Offer, (iv) amends the conditions set forth in Annex A to broaden the scope of such conditions, add any additional conditions, or otherwise adversely affect the holders of Shares, (v) extends the Offer except as provided in Section 1.1(c), or (vi) amends or waives the Minimum Condition. It is agreed that the conditions set forth in Annex A are for the sole benefit of Parent and Merger Subsidiary and may be waived by Parent and Merger Subsidiary, in whole or in part at any time and from time to time, in their sole discretion, other than the Minimum Condition, as to which prior written Company approval is required. The failure by Parent and Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The Company agrees that no Shares held by the Company or any Subsidiary will be tendered in the Offer.

(b) The price to be offered to holders of Shares in the Offer (the “Offer Price”) shall be (i) 0.5292 of a share of Parent Common Stock (the “Stock Offer Price”) and (ii) $4.09 in cash (the “Cash Offer Price”) for each Share; provided, however, that if the product of 0.5292 times the number of outstanding Shares, on a Fully Diluted Basis, is greater than the product of the number of outstanding shares of Parent Common Stock times 0.199, then (A) the Stock Offer Price shall instead equal the fraction obtained by dividing (x) the product of the outstanding shares of Parent Common Stock times 0.199 by (y) the number of outstanding Shares, on a Fully Diluted Basis, and (B) the Cash Offer Price shall instead equal the difference of (x) $6.85 minus (y) the product of the Stock Offer Price (as determined in clause (A)) times the average of the closing trading prices for one share of Parent Common Stock as reported on the Nasdaq National Market (“Nasdaq”) for the five (5) trading day period ending on and including the trading day close immediately prior to the first public announcement of the Offer.

(c) Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days after the date the Offer is commenced; provided, however, that without the consent of the Company Board: (i) Merger Subsidiary may (A) from time to time, extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, but not beyond the termination of this Agreement pursuant to Article IX, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, or (C) include a subsequent offering period (as such term is defined in Rule 14d-1 under the Exchange Act) to the Offer for a period up to twenty (20) business days; and (ii) Merger Subsidiary shall extend the Offer for a single period of ten (10) days if, at the first scheduled expiration date of the Offer, any condition to the Offer shall not have been satisfied or waived, and shall further extend the Offer at any time for the shortest time periods that it reasonably believes are necessary if, at any subsequent scheduled expiration date of the Offer, (A) any of the conditions to the Offer set forth in paragraphs (1)(c), 1(d) or 1(e) of Annex A shall not have been satisfied or (B) the condition set forth in paragraph (1)(a) of Annex A shall have been satisfied and any one or more of the other conditions to the Offer shall not have been satisfied or waived, provided that (x) no single extension required under this clause (b)(ii) shall exceed ten (10) business days and (y) Merger Subsidiary shall not be required to extend the Offer beyond the Final Date (as defined herein). Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Subsidiary becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the expiration of the Offer. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Offer Price upon consummation of the Offer, but in lieu thereof each tendering stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Offer shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock, as reported on Nasdaq, for the last trading day immediately prior to the first date Merger Subsidiary accepts Shares for exchange in the Offer. With respect to any such Shares the Cash Offer Price shall be net to the seller thereof in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such seller.

(d) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”). As soon as practicable on the date the Offer is commenced, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer and shall cause the Offer Documents

(as defined herein) to be disseminated to holders of Shares. The Schedule TO shall contain as an exhibit or incorporate by reference the Preliminary Prospectus (or portions thereof) and forms of the related letter of transmittal and summary advertisement, if any. Parent and Merger Subsidiary agree that they shall cause the Schedule TO, the Preliminary Prospectus and all amendments or supplements thereto (which together constitute the “Offer Documents”) to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws (as defined in Section 4.1(c)). Parent and Merger Subsidiary further agree that the Offer Documents, on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Subsidiary with respect to information supplied by the Company or any of its stockholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Subsidiary agree to provide in writing to the Company and its counsel with any comments Parent, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Merger Subsidiary to such comments. Parent shall provide the Company with copies of any written responses to the SEC or its staff and shall notify the Company with respect to any oral responses to the SEC or its staff. Parent shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

Company Actions With Respect to the Offer.

(e) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held, subject to the terms and conditions set forth herein, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects; and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Merger Subsidiary and approve and adopt this Agreement and the Merger, provided that such recommendation may be withdrawn, amended or modified in accordance with Section 5.3 hereof. To the extent that such recommendation is not withheld, withdrawn, amended or modified in accordance with Section 5.3 hereof, the Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company has been advised by each of its directors and executive officers that they each intend to tender all Shares beneficially owned by them to Merger Subsidiary pursuant to the Offer.

(f) The Company shall file with the SEC, concurrently with the filing of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing the recommendations and opinion described in Section 1.2(a) (unless withdrawn in accordance with Section 5.3 hereof, or as modified or amended in accordance with Section 5.3 hereof) and shall cause the Schedule 14D-9 to be mailed to the stockholders of the Company, together with the Offer Documents, promptly after the commencement of the Offer; provided, that the Company Board may withhold, withdraw, amend or modify its recommendation and recommend a Superior Proposal in accordance with the terms of Section 5.3. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. The Company further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Subsidiary in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Subsidiary agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide in writing to Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and shall provide Parent and Merger Subsidiary and their counsel with a reasonable opportunity to participate in the response of Company to such comments.

(g) In connection with the Offer, the Company shall, or shall cause its transfer agent, promptly following a request by Parent, to furnish Parent with such information, including updated lists of the stockholders of the Company, mailing labels and updated lists of security positions, and such assistance as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to any applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

(h) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

Boards of Directors and Committees.

(i) Effective upon the acceptance for payment by Merger Subsidiary of Shares pursuant to the Offer (the date of such acceptance being referred to herein as the “Acceptance Date”) and from time to time thereafter, if the Minimum Condition has been met, and subject to the second to last sentence of this Section 1.3(a), Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares, and the Company shall use its best efforts to, upon request by Parent, promptly, at the Company’s election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent’s designees to be elected to the Company Board and to cause Parent’s designees to be so elected. At such times, and subject to the second to last sentence of this Section 1.3(a), the Company shall use its best efforts to cause the individuals designated by Parent to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each subsidiary of the Company (subject to applicable Laws and except to the extent described in Schedule 1.3(a)) and (iii) each committee of each such board of directors. Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to ensure that two of the members of the Company Board as of the date hereof (the “Continuing Directors”) shall remain members of such Board until the Effective Time. If a Continuing Director resigns from the Company Board, Parent, Merger Subsidiary and the Company shall permit the remaining Continuing Director or Directors to appoint the resigning Director’s successor who shall be deemed to be a Continuing Director.

(j) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent shall promptly supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

(k) Following the Acceptance Date, if there shall be any Continuing Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Subsidiary or any waiver of any of the Company’s rights hereunder or any other determination with respect to any action to be taken or not to be taken by the Company relating to this Agreement, will require the concurrence of a majority of such Continuing Directors.

The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and the Company (i) shall continue as the surviving corporation as a direct wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as “Constituent Corporations” and, as the context requires, the Company, after giving effect to the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”), (ii) shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the DGCL, (iii) shall continue under the name “Rogue Wave Software, Inc.” and (iv) shall be governed by the laws of the State of Delaware.

Merger Requiring Stockholder Vote. If a stockholder vote is required by the DGCL in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with the DGCL and other applicable Laws, as soon as practicable following the Acceptance Date, in conjunction with Parent, prepare and file with the SEC an Information Statement pursuant to Regulation 14C (the “Information Statement”) in connection with approval of the Merger at a special stockholders’ meeting and use its reasonable best efforts (x) to respond promptly to any comments made by the SEC with respect to the Information Statement, (y) to cause the Information Statement to be mailed to its stockholders and (z) to obtain the necessary approvals of the Merger and this Agreement by its stockholders. Parent shall provide the Company with the information concerning Parent and Merger Subsidiary required to be included in the Information Statement. Parent shall vote, or cause to be voted, or shall approve an action by written consent with respect to all of the Shares then owned by it, Merger Subsidiary or any of Parent’s or Merger Subsidiary’s respective subsidiaries and affiliates (including, without limitation, all Shares acquired on the Acceptance Date) in favor of the approval of the Merger and the adoption of this Agreement. The Company shall provide to Parent and its counsel a reasonable opportunity to review and comment upon the Information Statement prior to the filing thereof with the SEC. In addition, the Company shall provide to Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Information Statement will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

Merger Without Meeting of Stockholders. In the event that Parent, Merger Subsidiary or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the then-outstanding Shares pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, as soon as practicable, but in any case on or prior to the third business day after all of the conditions set forth in Article VIII hereof shall have been fulfilled or waived in accordance with this Agreement. At the time of the Closing, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger.

Effective Time of the Merger. The Merger shall, subject to the DGCL, become effective as of such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time not later than the second business day after the Closing as is specified in the Certificate of Merger (the “Effective Time”).

Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right and title to and possession of all assets, property, rights, privileges, powers and franchises of the Company and Merger Subsidiary, the officers and directors of the Company and Merger Subsidiary will take all such lawful and necessary action.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL

STOCK OF THE CONSTITUENT CORPORATIONS

Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Subsidiary:

(a) each Share owned by the Company or owned by Parent, Merger Subsidiary or any subsidiary of any of the Company, Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.1(a) or as provided in Section 2.3 with respect to dissenting shares, be converted into the right to receive (x) the Cash Offer Price in cash per Share, without any interest thereon and (y) a fraction of a share of Parent Common Stock equal to the Stock Offer Price (subject to adjustment as set forth in Section 2.2(h) hereof) (the Cash Offer Price and the Stock Offer Price, and cash in lieu of fractional shares as specified below, are collectively referred to as the “Merger Consideration”) upon surrender of the certificate representing such Share in the manner provided in Section 2.2.

Surrender and Payment.

(d) Prior to the Effective Time, Parent shall appoint a bank or trust company (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent shall, or shall cause Merger Subsidiary to, make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares (the “Exchange Fund”). For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of Shares will perfect his dissenters’ rights pursuant to Section 262 of the DGCL. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided in this Section 2.2. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(e) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and other customary documentation, shall be entitled to receive the Merger Consideration payable in respect of such Shares. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of the certificates representing such Shares, as contemplated hereby.

(f) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(g) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(h) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Shares such amounts as may be required to be deducted or withheld therefrom under the U.S. Internal Revenue Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. In the event that any certificates representing Shares (“Certificates”) shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable with respect thereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(j) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Agreement that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon Parent’s demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar laws.

(k) In the event that Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Acceptance Date or the Effective Time, as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock, and the record date therefore shall be prior to the Acceptance Date or the Effective Date, the Stock Offer Price per Share of the Offer Price or the Merger Consideration, respectively, shall be adjusted accordingly to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction. In the event that the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, the Shares issued and outstanding prior to the Acceptance Date or the Effective Time, as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the Shares, and the record date therefor shall be prior to the Acceptance Date or the Effective Date, the Offer Price or the Merger Consideration per Share, respectively, shall be adjusted accordingly to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction.

(l) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) to pay for Shares for which the right to a determination of fair market value, as contemplated by Section 2.3, have been perfected shall be returned to Parent upon Parent’s demand.

(m) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Offer Price of the Merger Consideration, but in lieu thereof each holder of a Certificate who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Merger shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock on the Effective Time, as reported on the Nasdaq.

Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares”) in accordance with Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Dissenting Shares. Notwithstanding anything to the contrary contained in this Section 2.3, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

Stock Options and Stock Plans. (a) At the Effective Time, each outstanding stock option (each, a “Company Option” and together, the “Company Options”) under the Company’s 1996 Equity Incentive Plan and the Company’s 1997 Equity Incentive Plan (together, the “Company Stock Plans”), whether vested or unvested, shall, as part of the Merger, be assumed by the Parent and each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, a number of units equal to the number of Shares underlying each such Company Option. The exercise price for each such unit shall equal the per share exercise price of the applicable Company Option. A unit shall be comprised of (i) a fraction of a share of Parent Common Stock equal to the Stock Offer Price (subject to adjustment as set forth in Section 2.2(h) hereof) and (ii) an amount in cash equal to the Cash Offer Price. The number of shares of Parent Common Stock issuable upon each exercise of any Company Option assumed pursuant to this Section 2.4 shall be rounded down to the nearest whole share.

(b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options assumed in accordance with this Section. Within ten (10) days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Stock subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding.

ARTICLE III

THE SURVIVING CORPORATION

Certificate of Incorporation. The certificate of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Laws, except that the name of the Surviving Corporation shall be “Rogue Wave Software, Inc.”

Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Laws.

Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Laws, the officers and directors of Merger Subsidiary at the Effective Time shall be the officers and directors of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Subsidiary, subject to the exceptions and qualifications set forth in the application subsection of the Schedules, as follows (for purposes of this Section 4.1, references of to the “knowledge of the Company” or to the “Company’s knowledge” or substantially equivalent references shall mean the actual knowledge of any of the individuals listed in Schedule 4.1 hereto, provided that the individuals listed in Schedule 4.1 as officers of the Company shall have made reasonable due and diligent inquiry of the employee or employees of the Company or its Subsidiaries responsible for such matter in question):

(a) Organization, Standing and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the subsidiaries of the Company (the “Subsidiaries”) has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and the Subsidiaries is duly qualified or licensed to do business and is in good standing (or the foreign equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its certificate of incorporation and bylaws and the corresponding organizational documents for each of the Subsidiaries, in each case as amended to the date of this Agreement.

For purposes of this Agreement, the term “Material Adverse Effect” on the Company means any change, effect, event, occurrence, state of facts or development (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) that will, or is reasonably likely to, impair the ability of any party hereto to perform its obligations under this Agreement or prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in the market price or trading volume of the Company’s stock after the date hereof, provided that this clause (a) shall not exclude any underlying effect which may have caused such change in stock price or trading volume; or (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the software industry or the U.S. economy as a whole that is not unique to the Company and that does not disproportionately affect the Company.

(b) Subsidiaries. Each of the Subsidiaries is listed on Schedule 4.1(b). None of the Subsidiaries is a Significant Subsidiary (as defined below) of the Company. All the outstanding shares of capital stock or other ownership interests of each Subsidiary have been validly issued and are fully paid and nonassessable and, all such shares or ownership interests are owned by the Company, free and clear of all Liens (as defined below) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests). Except for the capital stock of the Subsidiaries listed on Schedule 4.1(b), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person. For purposes of this Agreement, a “subsidiary” of any person means another person in which such first person, directly or indirectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its board of directors or other governing body; a “Significant Subsidiary” means any subsidiary of a person that constitutes a significant subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); and “Liens” means all mortgages, liens, claims, charges, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options and other encumbrances.

(c) Capital Structure. The authorized capital stock of the Company consists of: 35,000,000 Shares; 1,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share; and 4,000,000 shares of undesignated Preferred Stock, par value $0.001 per share. As of the date hereof: (i) 10,306,564 Shares are issued and outstanding; (ii) 831,172 Shares are held by the Company as treasury shares; (iii) 2,093,904 Shares are subject to issuance pursuant to outstanding Company Options; (iv) no shares of Series A Junior Participating Preferred Stock are issued or outstanding; and (v) no shares of undesignated Preferred Stock are issued, reserved for issuance or outstanding. Except as set forth above, no shares of capital stock of the Company are issued, reserved for issuance or outstanding, except for Shares referred to in clause (iii) above which may be issued upon exercise of the outstanding Company Options. All outstanding Shares are, and all Shares which may be issued pursuant to the outstanding Company Options will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Options that are currently outstanding and the form of all stock option agreements evidencing such Company Options. All of the Shares, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued or granted, as the case may be, in compliance with (i) all applicable securities laws and other applicable Laws (as defined below) and (ii) all requirements set forth in applicable contracts. For the purposes of this Agreement, “Laws” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 4.1(d) hereof). Except for the Shares and the Company Options, there are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Company Rights and as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any Subsidiary to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of the Company or any Subsidiary or any securities of the type described in the two immediately preceding sentences. The Company Rights and the Shares constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined below), if required in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. Unless the provisions of Section 253 of the DGCL are applicable, approval of the Merger requires the affirmative vote of the holders of a majority of the votes cast by the holders of Shares entitled to vote thereon (the “Company Stockholder Approval”), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this

Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under, (i) the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any Subsidiary, (ii) except for those consents listed in Schedule 4.1(d), any loan or credit agreement, note, bond, mortgage, indenture, lien, lease or any other contract, agreement, instrument, permit, commitment, concession, franchise or license applicable to the Company or any Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights, losses or Liens that could not reasonably be expected to have a Material Adverse Effect. No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, “Consents”) any federal, state or local government or any arbitral panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the required consents listed in Schedule 4.1(d), (ii) the filing of the documents referred to in Sections 1.7 and 1.8 hereof in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the Exchange Act, the Securities Act, the Nasdaq Stock Market and state securities or “blue sky” laws, (iv) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) such other Consents as to which the failure to obtain or make would not reasonably be expected to (A) materially and adversely affect the properties or assets of the Company or (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder.

(e) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) The Company has filed, and delivered to Parent, true and complete copies of all reports, schedules, forms, statements, exhibits and other documents filed by the Company with the SEC since January 1, 2000 (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superceded or amended by a subsequent filing with the SEC filed prior to the date hereof.

(ii) The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) Except as set forth in the SEC Documents or in Schedule 4.1(e) or for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice as reflected on the consolidated balance sheet of the Company dated as of June 30, 2003.

(iv) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(v) Since January 1, 2000, neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to the Company’s accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls and (B) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of the Company’s financial statements and periodic reports. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or such Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(vi) To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(f) Affiliate Agreements. Each officer and director of the Company has executed an Affiliate Agreement in substantially the form attached hereto as Exhibit B.

(g) Licenses, Approvals, etc. Each of the Company and its Subsidiaries possesses or has been granted all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers of any Governmental Entity (federal, state and local) necessary to entitle it to conduct its business in the manner in which it is presently being conducted (the “Licenses”), except as set forth in Schedule 4.1(g) and except those Licenses whose failure to possess or have granted could not reasonably be expected to cause the Company or any Subsidiary to lose any material benefit or incur any material liability. No complaint, claim, prosecution, indictment, action, suit, arbitration, investigation or proceeding by or before any Governmental Entity or arbitrator or mediator (an “Action”) is pending or, to the knowledge of the Company, threatened, seeking the revocation or limitation of any of the Licenses.

(h) Real Properties.

(i) Neither the Company nor any Subsidiary owns any real property in fee.

(ii) Schedule 4.1(h) lists all real property (including all land and buildings) which is leased by the Company or any Subsidiary as lessee or sublessee (the “Leased Real Estate”). The Company is in compliance in all material respects with all obligations on its part to be performed or observed under each lease relating to Leased Real Estate and is not aware of the failure by any other party to such leases to comply in all material respects with all of its obligations and the Company has not received any written notice of a default (which has not been cured), offset or counterclaim under any such lease.

(i) Tangible Personal Property. Except as disclosed in Schedule 4.1(i), the Company and its Subsidiaries (1) have good and valid title to all the tangible personal property material to the conduct of the business of the Company and its Subsidiaries, as presently conducted (the “Business”), and reflected in the latest audited financial statements included in the SEC Documents as being owned by the Company and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (A) statutory Liens securing payments not yet due and (B) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (2) are collectively the lessee of all tangible personal property material to the Business and reflected as leased in the latest audited financial statements included in the SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

(j) Intellectual Property.

(i) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(A) “Intellectual Property” shall mean any or all of the following: (a) works of authorship, including without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data (“Software”); (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, trade secrets, show-how, know-how and techniques; (d) databases, data compilations and collections and technical data; (e) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) registration rights in World Wide Web (“WWW”) addresses, uniform resource locators and domain names; and (g) all instantiations of the foregoing in any form and embodied in any media.

(B) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents (if any) and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including without limitation, invention disclosures (“Patents”); (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (f) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(C) “IP Licenses” means all the contracts, licenses and agreements to which the Company or any Subsidiary is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by, or created for or by, the Company or any Subsidiary.

(D) “Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights, including the Company Registered Intellectual Property Rights (as defined below), that are owned by, or exclusively licensed to, the Company or any Subsidiary.

(E) “Company Products” shall mean any product, software or service offering of the Company or any Subsidiary.

(F) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (c) registrations of, and applications for the use of, Internet Properties; (d) Copyrights registrations and applications to register Copyrights; and (e)

any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Entity at any time.

(G) “Exploited” shall mean, with regard to any particular Intellectual Property of Intellectual Property Rights, to have exercised the rights (as applicable) to copy; distribute by rental, lease or lending; display; perform; make; use; sell; offer for sale; import; have a third party do any of the above; assign; transfer or convey the particular Intellectual Property of Intellectual Property Right(s).

(ii) Schedule 4.1(j) lists:

(A) all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or any Subsidiary (the “Company Registered Intellectual Property Rights”);

(B) any proceedings or actions pending as of the date hereof before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property; and

(C) all Company Products which are currently, or are currently planned or contemplated to be, or have been within the previous three (3) years, offered for sale in commerce and/or supported by Company and its Subsidiaries, or any distributors or resellers of the Company and its Subsidiaries (the “Current Company Products”).

(iii) To the knowledge of the Company, each item of Company Registered Intellectual Property Right is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Company Registered Intellectual Property Rights.

(iv) To the knowledge of the Company, the Company’s and the Subsidiaries’ activities, including use or distribution of any data, information, content or other works (including data, information content or works belonging to third parties) do not, have not, and following the Transactions will not when conducted in substantially the same manner by the Parent: (i) infringe or violate the rights (including Intellectual Property Rights or rights under contract or policy) of any person or (ii) violate any law or regulation of any country or jurisdiction; and neither the Company nor any Subsidiary has received any notice of any infringement or violation with respect thereto.

(v) In each case in which any person other than the Company or any Subsidiary has created any Intellectual Property for the Company or any Subsidiary that is either Company Registered Intellectual Property or that is or has ever been Exploited in the creation, sale, support or use of any Current Company Products, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary. To the extent that any third party has assigned a Registered Intellectual Property Right to the Company or any Subsidiary, and the Registered Intellectual Property Right is a Company Registered Intellectual Property Right as of the date hereof, the Company or such Subsidiary has recorded each such assignment with the relevant Governmental Entity. In each case in which the Company or any Subsidiary has acquired any Company Intellectual Property from any person, the Company or such Subsidiary has: (a) obtained a valid license or assignment sufficient to transfer all necessary rights in and to such Company Intellectual Property to the Company or such Subsidiary; and (b) to the maximum extent provided for by, and in accordance with, applicable laws and regulations, recorded each such assignment of all rights in a Registered Intellectual Property Right assigned to the Company or each such Subsidiary with the PTO, the United States Copyright Office or equivalent authorities outside the United States.

(vi) Neither the Company nor any Subsidiary has any knowledge of any facts or circumstances that would render any Company Intellectual Property that is either Company Registered Intellectual Property or that is or has ever been Exploited in the creation, sale, support or use of any Current Company Products invalid or unenforceable, nor has the Company or any Subsidiary taken, or failed to take, any action in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered Intellectual Property invalid or unenforceable.

(vii) Each item of Company Intellectual Property that is either Company Registered Intellectual Property or that is or has ever been Exploited in the creation, sale, support or use of any Current Company Products is free and clear of any liens or encumbrances except as disclosed in Schedule 4.1(j).

(viii) The Company and its Subsidiaries are the exclusive owner or exclusive licensee of all Company Intellectual Property.

(ix) Neither the Company nor any Subsidiary have (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was Company Intellectual Property that is either Company Registered Intellectual Property or that is or has ever been Exploited in the creation, sale, support or use of any Current Company Products, to any other person, or (ii) permitted Company’s or such Subsidiary’s rights in such Company Intellectual Property to lapse or enter the public domain.

(x) The Company Intellectual Property and the IP Licenses constitute all the Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company and its Subsidiaries, including, without limitation, the operation, design, development, use, import, distribution, support, license and sale of Company Products.

(xi) The Company and its Subsidiaries have the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are used in the operation of the Company and its Subsidiaries or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product.

(xii) No open source or public library software, including without limitation, any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was Company Intellectual Property or is incorporated into any Company Product, except as would not materially impair the value of such Company Product.

(xiii) Neither the Company nor any Subsidiary has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or such Subsidiary infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(xiv) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary or may affect the validity, use or enforceability of such Company Intellectual Property.

(xv) The Company shall provide to Parent, within a reasonable period of time prior to Closing, full and legible copies of: (a) all inbound IP Licenses relating to Intellectual Property Rights that are required to create, modify, compile, operate, test or support any Company Product or that are incorporated into any Company Product (other than standard off-the-shelf license agreements that relate to software used by the Company in its ordinary course of business solely for internal purposes), and (b) all material outbound IP Licenses.

(xvi) To the knowledge of the Company:

(A) all IP Licenses are in full force and effect;

(B) neither the Company nor any Subsidiary is in breach of nor has the Company or any Subsidiary failed to perform under, and neither the Company nor any Subsidiary has received any notice of any breach or failure to perform under, any of the IP Licenses and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder;

(C) the consummation of the Transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses;

(D) under the terms of the IP Licenses, following the Effective Date, both the Parent and the Surviving Corporation will be permitted to exercise all of Company’s and its Subsidiaries’ rights under the IP Licenses to the same extent Company and its Subsidiaries would have been able to had the Transactions contemplated by this Agreement not occurred and without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments which Company or such subsidiary would otherwise be required to pay; and

(E) neither the Transactions nor any merger of the Surviving Company with the Parent, will result in any third party being granted any rights to any Company Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such IP Licenses, including any access to or release of any source code owned by or licensed to the Company or any Subsidiary.

(xvii) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company or any Subsidiary and any other person with respect to Company Intellectual Property under which there is any dispute the result of which could be material to the Company or the Surviving Corporation regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or such Subsidiary thereunder.

(xviii) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property Right.

(xix) The Company and the Subsidiaries have taken all steps that are reasonably required to protect the Company’s and the Subsidiaries’ rights in confidential information and trade secrets of the Company and the Subsidiaries or provided by any other person to the Company or any Subsidiary.

(xx) Neither this Agreement nor the Transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company or any Subsidiary is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

(k) Environmental Compliance. The assets and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined herein), except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained, and are in compliance with all Licenses necessary under any Environmental Law for the conduct of the Business in the manner currently conducted, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any of their respective assets or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice or proceeding indicating that the Company or any Subsidiary is or may be liable for a violation of any Environmental Law which liability could reasonably be expected to have a Material Adverse Effect, nor, to the knowledge of the Company, has any such order, decree, judgment, complaint, claim, citation, notice or proceeding been threatened. As used herein, “Environmental Law” means any law, regulation, decree, judgment, permit or authorization relating to works or public safety and the indoor and outdoor environment, including, without limitation, pollution, contamination, clean-up, regulation and protection of air, water or soils in the indoor or outdoor environment.

(l) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date hereof or in Schedule 4.1(l), since September 30, 2002, the Company and its Subsidiaries have conducted the Business only in the ordinary course consistent with past practice, and there has not been: (i) other than any event relating to the economy or securities markets in general, any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company’s or any Subsidiaries’ capital stock; (iv) any granting by the Company or any Subsidiary of any increase in compensation or fringe benefits or any payment by the Company or any Subsidiary of any bonus, or any granting by the Company or any Subsidiary of any increase in severance or termination pay or any entry by the Company or any Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any Subsidiary into (x) any licensing or other contract relating to the use, acquisition or disposition of any Intellectual Property other than (1) end-user licenses of commercially available software applications for internal use by the Company in the ordinary course of business consistent with past practice, and (2) commercial licenses of the Company’s software in the ordinary course of business consistent with past practice, or (y) any amendment or consent with respect to any material licensing or other contract relating to the use, acquisition or disposition of any Intellectual Property; (vi) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; (viii) entry by the Company or any Subsidiary into any contract filed or required to be filed by the Company with the SEC and not so filed; (ix) any negotiation or agreement by the Company or any Subsidiary to do any of the things described in the preceding clauses (i) through (viii).

(m) Litigation. Except as disclosed in Schedule 4.1(m), there is no Action or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary or, to the knowledge of the Company, any of their respective officers or directors. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator or mediator outstanding against or affecting the Company or any Subsidiary or any of their respective officers or directors which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no Governmental Entity has at any time within the past three years challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. The Company has provided to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Schedule 4.1(m) and has made available to Parent true, correct and complete copies of all pleadings, motions and written correspondence regarding the litigation referred to in Schedule 4.1(m).

(n) Compliance with Laws. Except as set forth in Schedule 4.1(n), the conduct by the Company and its Subsidiaries of the Business is and has been in compliance with all Laws applicable thereto, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to cause the Company or any Subsidiary to lose any material benefit or incur any material liability. The Company has not received any notice or other communications relating to any alleged violation of any Law, or of any investigation with respect thereto, applicable to the Company or any Subsidiary which has not been satisfactorily addressed except for violations, if any, that could not reasonably be expected to give rise to material fines or other material civil penalties or any criminal liability whatsoever.

(o) Benefit Plans; ERISA Compliance.

(i) Schedule 4.1(o) contains a list of all collective bargaining agreements or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, death benefit, hospitalization, medical, worker’s compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its ERISA Affiliates (as defined below) or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates (collectively, “Benefit Plans”), including “employee pension benefit plans” (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (defined in Section 3(l) of ERISA) and all other “employee benefit plans” (as defined in Section 3(3) of ERISA). With respect to each Benefit Plan, on or prior to the Acceptance Date, the Company shall have delivered or made available to Parent a true, correct and complete copy of: (A) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, administrative service agreements (including group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan) and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (C) the current summary plan description, if any, together with the summary of material modifications thereto, of any required under ERISA; (D) the most recent annual financial report, if any; (E) the most recent determination, opinion, notification or advisory letter from the United States Internal Revenue Service, if any; (F) the most recent annual actuarial valuations, if any; (G) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets; (H) all communications material to any current of former employee, officer, director or independent contractor relating to any Benefit Plan and any proposed Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (I) the three (3) most recent plan years discrimination tests for each Benefit Plan; and (J) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Benefit Plan.

(ii) Except as set forth in Schedule 4.1(o)(ii), the Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and all laws and regulations applicable to the Benefit Plans. All contributions required to be made to any Benefit Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have, to the extent required by applicable Laws, been fully reflected in the Company SEC Documents. Each Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Benefit Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Benefit Plan or against the assets of any Benefit Plan. Except as identified on Schedule 4.1(o)(ii), each Benefit Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or Department of Labor with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(iii) No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company nor its ERISA Affiliates has at any time contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a material liability of the Company or any Subsidiary following the Closing. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans.

(iv) Except as set forth in the SEC Documents or Schedule 4.1(o), neither the Company nor any of its ERISA Affiliates has any current or prospective liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its ERISA Affiliates.

(v) Except as set forth in Schedule 4.1(o)(v), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan (other than pursuant to the Option Plans as referenced in Section 2.4 hereof), trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director or independent contractor. Except as set forth in Schedule 4.1(o)(v), no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any current or former employee, officer, director or independent contractor or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(vi) Each Benefit Plan that has been adopted or maintained by the Company or its ERISA Affiliates, whether informally or formally, with respect to which the Company or its ERISA Affiliates will or may have any material liability, for the benefit of employees, officers, directors, or independent contractors of the Company or its ERISA Affiliates who perform services outside the United States (each an “International Employee Plan”) has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(p) Taxes. As used in this Agreement, “tax” or “taxes” shall include all federal, state and local income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto. Except as disclosed in Schedule 4.1(p):

(i) The Company and its Subsidiaries have timely filed all income tax returns, statements, reports and forms and all other material tax returns (collectively, “Returns”) required to be filed with any tax authority and in accordance with all applicable Laws. All such Returns are correct and complete in all material respects. All material taxes owed by the Company and its Subsidiaries (whether or not shown on any tax return) have been paid. There are no material

Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax.

(ii) The Company and its Subsidiaries have withheld and timely paid all material taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No dispute or claim concerning any material tax liability of the Company or any Subsidiary has been proposed or claimed in writing by any authority, nor, to the knowledge of the Company, has any such dispute or claim been threatened.

(q) Material Contracts.

(i) Schedule 4.1(q) sets forth a complete and accurate list of all written or oral contracts, agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each a “Contract”), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound, as follows (each a “Material Contract” and, collectively, the “Material Contracts”):

(A) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(B) each customer Contract in effect on the date of this Agreement under which the Company and the Subsidiaries received, in the aggregate, $250,000 or more in the twelve (12) month period ended September 30, 2003;

(C) each Contract of the Company or any Subsidiary pursuant to which the Company and the Subsidiaries paid (or was purportedly obligated to pay), in the aggregate, $500,000 or more in the twelve (12) month period ended September 30, 2003 or that requires payment by the Company or any Subsidiary after September 30, 2003 of $500,000 or more;

(D) each Contract for distribution of the products of the Company or any Subsidiary through distributors or other channels for resale or license to, or use by, end users;

(E) each Contract of the Company or any Subsidiary relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 (excluding any equipment leases involving aggregate annual payments of less than $500,000 per lease);

(F) each Contract relating to any legal entity in the nature of a partnership, limited liability company, or joint venture, in which the Company owns voting rights, or any material strategic alliance; and

(G) any Contract not otherwise covered by clauses (A) through (F) above under which the consequences of a default could reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary and, to the Company’s knowledge, each other person who is a party thereto, enforceable against the Company or such Subsidiary and to the Company’s knowledge, each such other person in accordance with its terms; (ii) neither the Company or any Subsidiary nor, to the Company’s knowledge, any other party thereto is in material default under any Material Contract; and (iii) neither the Company nor any Subsidiary is a party to any Material Contract that, to the Company’s knowledge, the Company or such Subsidiary does not have the present ability to fully perform.

(r) Insurance. The Company and its Subsidiaries are covered by the insurance policies listed in Schedule 4.1(r). Except as set forth in Schedule 4.1(r), all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied with the provisions of such policies. Except as set forth in Schedule 4.1(r), the Company has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders.

(s) State Takeover Statutes. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Voting Agreements. To the Company’s knowledge, no other “fair practice,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies to the Company, the Parent, the Merger Subsidiary, the Merger, this Agreement or the Company Voting Agreements.

(t) Brokers. The Company Board has received the opinion of Bryant Park Capital, Inc. (the “Company Financial Advisor”), a written copy of which will be provided to Parent as soon as practicable after the date hereof, that the Offer Price and the Merger Consideration are fair to the holders of the Shares (other than Parent and its affiliates) from a financial point of view, and such opinion has not been withdrawn or materially adversely modified as of the date of this Agreement. True and complete copies of all agreements between the Company and the Company Financial Advisor relating to the transactions contemplated by this Agreement have been provided to Parent. Other than the Company Financial Advisor, no broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

(u) Employment Matters. (i) To the Company’s knowledge, each of the Company the Subsidiaries: (A) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to current or former employee, officer, director or independent contractor; (B) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current or former employee, officer, director or independent contractor; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Schedule 4.1(u), there are no pending, or to the knowledge of the Company, threatened or reasonably anticipated, claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(ii) No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any employees of the Company or any Subsidiary. Except as set forth in Schedule 4.1(u)(ii), there are no actions, suits, claims, labor arbitrations or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any current or former employee of the Company or any Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to current or former employees and no collective bargaining agreement is being negotiated by the Company.

(v) Restrictions on Business Activities. Other than this Agreement, there is no contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or any Subsidiary or to which the Company or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted. Without limiting the foregoing, except as set forth in Schedule 4.1(v), neither the Company nor any Subsidiary has entered into any contract under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

(w) Interested Party Transactions. Except as set forth in Schedule 4.1(w), no officer or director of the Company (nor, to the knowledge of the Company, any spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in any entity that makes loans to or guaranties on behalf of, or borrows or seeks guaranties from, the Company or any Subsidiary, (iv) a beneficial interest in any Contract to which the Company or any Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.1(w).

(x) Company Rights Agreement. The Company has amended the Company Rights Agreement (a copy of which such amendment has been provided to Parent prior to the date hereof) so that the entering into of this Agreement and the Company Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not on the date hereof or as the result of the passage of time (i) result in any person being deemed to be an “Acquiring Person” (as defined in the Company Rights Agreement); (ii) result in the ability of any person to exercise any Company Rights under the Company Rights Agreement; (iii) enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable; or (iv) enable the Company to exchange any Company Rights for Shares, pursuant to Section 24 of the Company Rights Agreement or otherwise. No “Distribution Date,” “Section 11(a)(ii) Event” or “Section 13 Event” (as such terms are defined in the Company Rights Agreement) has occurred or will occur as a result of the entering into of this Agreement and the Company Voting Agreements. Copies of the Company Rights Agreement, and all amendments thereto, have previously been made available to Parent.

Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary represent and warrant to the Company, subject to the exceptions and qualifications set forth in the application subsection of the Schedules, as follows:

(y) Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent and Merger Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Parent Material Adverse Effect.

For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) that will, or is reasonably likely to, impair the ability of any party hereto to perform its obligations under this Agreement or prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in the market price or trading volume of Parent’s stock after the date hereof, provided that this clause (a) shall not exclude any underlying effect which may have caused such change in stock price or trading volume; or (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the software industry or the U.S. economy as a whole that is not unique to Parent and that does not disproportionately affect Parent.

(z) Authority; Noncontravention. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary under, (i) the certificate of incorporation or bylaws Parent or the comparable charter or organizational documents of Merger Subsidiary, (ii) except as set forth in Schedule 4.2(b), any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Parent or Merger Subsidiary. Other than those Consents referred to in the Schedules on the part of the Company, no Consent of any Governmental Entity is required by or with respect to Parent, Merger Subsidiary or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Subsidiary, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of the documents referred to in Sections 1.7 and 1.8 hereof in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Exchange Act and (iii) the filing of a premerger notification and report form under the HSR Act.

(aa) Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Parent Preferred Stock”). As of the date hereof, (i) 32,979,032 shares of Parent Common Stock are issued and outstanding, (ii) 6,127,416 shares of Parent Common Stock are subject to issuance pursuant to outstanding stock options issued under Parent’s equity compensation plans, (iii) 98,000 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants exercisable on or before March 13, 2004 at exercise price of $4.21 per share, (iv) 18,000 shares of Parent Common Stock are subject to issuance pursuant to outstanding warrants exercisable on or before December 31, 2004 at exercise price of $3.19 per share, and (v) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above, no shares of capital stock of Parent are issued, reserved for issuance or outstanding, except for shares of Parent Common Stock referred to in clause (ii) above which may be issued upon exercise of the outstanding options to acquire Parent Common Stock. All outstanding shares of capital stock of Parent are, all shares which may be issued pursuant to the outstanding options to acquire Parent Common Stock and all shares of Parent Common Stock to be issued pursuant to the Offer or the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any Subsidiary is a party or by which any of them is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock of Parent or any securities of the type described in the two immediately preceding sentences.

(bb) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Parent has filed, and delivered to the Company, true and complete copies of all reports, schedules, forms, statements, exhibits and other documents filed by Parent with the SEC since January 1, 2000 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) Except as set forth in the Parent SEC Documents or for liabilities incurred in connection this Agreement and the transactions contemplated hereby, neither Parent nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2003 or which could not reasonably be expected to have a Parent Material Adverse Effect.

(iv) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(v) Since January 1, 2000, neither Parent nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls and (B) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of the Company’s financial statements and periodic reports. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent or any committee thereof or to any director or officer of Parent.

(vi) To the knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(cc) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since December 31, 2002, Parent and its subsidiaries have conducted the Parent Business only in the ordinary course consistent with past practice, and there has not been, other than any event relating to the economy or securities markets in general, any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Parent Material Adverse Effect.

(dd) Intellectual Property. To the knowledge as of the date hereof of Parent, the products, services and operations of Parent do not infringe or misappropriate the Intellectual Property Rights of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Parent or otherwise have a Parent Material Adverse Effect. The Merger will not result in the termination or breach of any contract to which Parent is a party, which termination or breach would reasonably be expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Parent or otherwise have a Parent Material Adverse Effect.

(ee) Litigation. There is no Action or proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its subsidiaries or any of their respective officers or directors which could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator or mediator outstanding against or affecting Parent or any of it subsidiaries or any of their respective officers or directors which could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no Governmental Entity has at any time within the past three years challenged or questioned the legal right of Parent to conduct its operations as presently or previously conducted.

(ff) Compliance with Laws. The conduct by Parent and its subsidiaries of the business of Parent is and has been in compliance with all Laws applicable thereto, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to cause Parent or any of its subsidiaries to lose any material benefit or incur any material liability. Parent has not received any notice or other communications relating to any alleged violation of any Law, or of any investigation with respect thereto, applicable to Parent or any of its subsidiaries which has not been satisfactorily addressed except for violations, if any, that could not reasonably be expected to give rise to material fines or other material civil penalties or any criminal liability whatsoever.

(gg) Taxes. (i) Parent and its subsidiaries have timely filed all Returns required to be filed with any tax authority and in accordance with all applicable Laws. All such Returns are correct and complete in all material respects. All material taxes owed by Parent and its subsidiaries (whether or not shown on any Return) have been paid. There are no material Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax.

(ii) Parent and its subsidiaries have withheld and timely paid all material taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No dispute or claim concerning any material tax liability of Parent or any subsidiary has been proposed or claimed in writing by any authority, nor, to the knowledge of Parent, has any such dispute or claim been threatened.

(hh) Brokers. Other than First Albany Corporation, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

(ii) Financing. Parent will have available sufficient financing and provide or cause to be provided to Merger Subsidiary the funds necessary to consummate the Merger in accordance with the terms of this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agrees that:

Conduct of Business. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, carry on their business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees (as a group) and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the

Effective Time or the termination of this Agreement, except as is strictly necessary to perform its specific obligations hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written approval of Parent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or repurchases from employees following their termination pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

(b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of a customary number of Company Options consistent with past practice to any new non-executive employee who commences employment with the Company after the date hereof but prior to the Effective Time or (ii) the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof);

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) mortgage or otherwise encumber or subject to any material Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

(e) incur, assume, guarantee or become obligated with respect to any material indebtedness in excess of $100,000 individually or $200,000 in the aggregate, or incur, assume, guarantee or become obligated with respect to any other material obligations other than in the ordinary course of business and consistent with past practice;

(f) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $100,000 individually or $200,000 in the aggregate or otherwise acquire or agree to acquire any material assets or property other than in the ordinary course and consistent with past practice;

(g) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

(h) make any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $100,000 for any one transaction or $200,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or subject to the fiduciary duties of the Company Board, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

(j) (i) grant to any current or former director, officer or employee of the Company or any Subsidiary any increase in compensation (cash, equity or otherwise) or benefits (provided that the Company may increase the compensation of non-executive employees in the ordinary course of business consistent with past practice), (ii) grant to any such current or former director, officer, or employee any increase in severance or termination pay (cash, equity or otherwise) or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement existing on the date hereof, (iii) except as may be required by applicable Law, adopt or amend any Benefit Plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee, or (iv) waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plan or authorize cash payments in exchange for any options granted under any such plans, except as provided in Section 2.4 of this Agreement;

(k) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice; provided that in no event shall the Company (i) except as set forth in Schedule 5.1(k), license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any Company Intellectual Property; or (ii) enter into any contract (v) providing for any site licenses, (w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (x) requiring the Company to use its “best efforts” or (y) limiting the right of the Company to engage in any line of business or to compete with any person;

(l) enter into any contract or commitment (i) requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such contracts in excess of $250,000 individually or $500,000 in the aggregate, or (ii) except in the ordinary course of business consistent with past practice, requiring the Company to (x) provide a minimum amount of products or services with aggregate commitments over the life of such Contract in excess of $500,000, or (y) provide products or services at a later date at a fixed price;

(m) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

(n) authorize any of, or commit or agree to take any of, the foregoing actions.

Access to Information. From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company’s and its Subsidiaries’ employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries.

No Solicitation.

(o) The Company agrees that neither the Company nor any Subsidiary nor any of the respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Subsidiary) of the Company or any Subsidiary shall, (i) initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any Subsidiary involving any person other than Parent or Merger Subsidiary (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. Notwithstanding the foregoing, prior to the Acceptance Date the Company may, in the event that a third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the Company Board reasonably concludes in good faith (after consultation with its financial advisor) constitutes, or is likely to lead to, a Superior Proposal, (i) engage or participate in discussions or negotiations with such third party and/or (ii) furnish to such third party nonpublic information relating to Company or any Subsidiary pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Company nor any representative of Company and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.3, (y) the Company Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of the Company Board to the Company’s stockholders, and (z) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.3. The Company will notify Parent promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will keep Parent fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

For purposes of this Agreement, “Superior Proposal” means any bona fide Acquisition Proposal (1) to acquire, directly or indirectly, at least a majority of the Shares then outstanding, or all or substantially all of the assets of the Company, (2) that contains terms and conditions that the Board of Directors reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to the Company’s stockholders than the Offer and the Merger, (3) that the Company Board reasonably determines in its good faith judgment (after consultation with its financial advisor and its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (4) that does not contain a “right of first refusal” or “right of first offer” with respect to any counter-proposal that Parent might make prior to the Company entering into a definitive agreement relation to such Acquisition Proposal and after the termination of this Agreement in accordance in Section 9.1(d), and (5) that does not contain any “due diligence” condition and for which any financing upon which it is conditioned is committed.

(p) Except as set forth in this Section 5.3(b), the Company Board shall not make a change in its recommendation that the stockholders of the Company accept the offer, tender their Shares thereunder to Merger Subsidiary and adopt this Agreement and the Merger (a “Change in the Company Recommendation”). Notwithstanding the foregoing, if the Company Board determines in its reasonable good faith judgment prior to the Acceptance Date, after consultation with outside legal counsel, that the failure to make a Change in the Company Recommendation would be a violation of its fiduciary duties to the Company’s stockholders, then the Company Board may make a Change in the Company Recommendation, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within two business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines in its good faith judgment (after consultation with its financial advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(q) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Section 5.3 and the other provisions of this Agreement. Without limiting the foregoing proviso, the Company Board shall not effect a Change in the Company Recommendation unless specifically permitted pursuant to the terms of Section 5.3(b).

Fair Price Structure. If any “fair price,” “control share acquisition” or “moratorium” statute or other anti-takeover or similar statute or regulation or any state “blue sky” statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

SECTION 5.2 Company Rights Agreement. The Company Board shall take all further action (in addition to that referenced in Section 4.1(x)) to the extent necessary (including amending the Company Rights Agreement) in order to ensure that following or as a result of the Offer, or the execution of this Agreement or the Company Voting Agreements, or the consummation of the transactions contemplated hereby and thereby, (i) no person shall be deemed to be an Acquiring Person, (ii) no person shall have the ability to exercise any Company Rights under the Company Rights Agreement, (iii) no Company Rights shall have separated from the Shares to which they are attached or become exercisable and (iv) the Company shall not have the right to exchange any Company Rights for Shares, pursuant to Section 24 of the Company Rights Agreement or otherwise. Except in connection with the foregoing sentence, the Company Board shall not, prior to the earlier of the Effective Time or the termination of this Agreement, without the prior written consent of Parent, (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Acquisition Proposal with respect to the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company Board may (i) amend the Company Rights Agreement solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party and (ii) take any action in connection with the Company Rights Agreement that is required by order of a court of competent jurisdiction.

Employee Plans. Except as set forth in Section 6.6, the Company and its ERISA Affiliates, as applicable, shall each terminate, effective as of the day immediately preceding the Effective Time, any and all group severance, separation or salary continuation plans, programs, or arrangements.

ARTICLE VI

COVENANTS OF PARENT

Parent agrees that:

Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as disclosed on Schedule 6.1, Parent shall not, and shall not permit its Subsidiary to, without the prior written approval of the Company:

(a) (i) declare, set aside or pay any extraordinary dividends on, or make any other extraordinary distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Parent to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock;

(b) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents in such a manner as to materially adversely affect the rights of holders of Parent Common Stock;

(c) (i) take or agree or commit to take any action that would make any representation or warranty of Parent or Merger Subsidiary hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; or

(d) authorize any of, or commit or agree to take any of, the foregoing actions.

Listing. Parent will use its reasonable efforts to cause the Parent Common Stock issuable under Article II to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof and in any event prior to the Effective Date.

Obligations of Merger Subsidiary. Parent will take all action, and provide all financing, necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Voting of Shares. Parent agrees to vote all Shares beneficially owned by it, if any, in favor of approval of the Merger and adoption of this Agreement at the Company Stockholder Meeting.

Director and Officer Liability. (a) For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring on or prior to the Effective Time or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; and shall pay any expenses of the Indemnified Parties, as incurred, in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable Laws. Parent and Surviving Corporation shall not amend the articles of incorporation or bylaws of the Surviving Corporation to amend the indemnification provisions therein in a manner inconsistent with this Section 6.5 for the six-year period referred to above. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.5, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.5, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

(b) The Indemnified Parties are intended third party beneficiaries of this Section 6.5 to the extent such provisions benefit any such Indemnified Party.

(c) Parent will not, nor will Parent permit the Surviving Corporation to, merge or consolidate with any other person or sell all or substantially all of its assets unless Parent or the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 6.5.

Employees. (a) From and after the Effective Time, the Surviving Corporation and its subsidiaries will honor in accordance with their terms all employment, change in control, severance, separation and release and salary continuation agreements identified in Schedule 6.6(a).

(b) For a period of six months after the Effective Time, Parent agrees to maintain and continue all of the benefit plans of the Company and its Subsidiaries set forth on Schedule 6.6(b) for all employees of the Company and its Subsidiaries retained after the Effective Time; provided, that, Parent shall be under no obligation to retain any employee or group of employees of the Company or any Subsidiary.

(c) At such time as any of the employees of the Company and its Subsidiaries retained after the Effective Time enrolls in one of Parent’s employee benefit plans, policies or arrangements maintained by Parent or the Surviving Corporation, Parent shall use commercially reasonable efforts to ensure that each such retained employee shall be given credit for service with Company or its Subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation (other than sabbatical benefits, for which employees of Company or its subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided, however, that no service credit for benefit accrual purposes shall be provided under any defined benefit pension plan or in any other circumstance that would result in duplicative accrual of benefits.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

HSR Act Filings; Reasonable Efforts; Notification.

(a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing, and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

(b) Each of Parent and the Company shall use reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement. Nothing in the Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any Governmental Entity regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Acceptance Date or the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (ii) enter into any agreement or be bound by any obligation that, in Parent’s good faith judgment, may have an adverse effect on the benefits to Parent of the transactions contemplated by this Agreement

(c) In addition to the actions referred to in paragraphs (a) and (b) above, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Company Information Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Without limiting the foregoing, the Company agrees to use reasonable efforts take, or cause to be taken, the actions listed in Schedule 7.1(c) hereto as soon as practicable following the date hereof.

(d) The Company shall give prompt notice to Parent and Parent or Merger Subsidiary shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

Public Announcements. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in a form to be reasonably agreed to by the parties.

Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of securities of the Company (including derivative securities with respect to Company securities) and acquisitions of Parent securities (including derivative securities with respect to Parent securities) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

CONDITIONS TO THE MERGER

Conditions to the Merger. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) if required by the DGCL, this Agreement shall have been approved and adopted by the holders of outstanding Shares in accordance with the DGCL;

(b) the Registration Statement shall have become effective prior to the Acceptance Date and no stop order or proceeding seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

(d) Merger Subsidiary (or Parent) shall have purchased all of the Shares validly tendered pursuant to the Offer;

(e) the shares of Parent Common Stock issuable under Article II shall be approved for listing on Nasdaq, subject to official notice of issuance; and

(f) no provision of any applicable Law or regulation and no judgment, injunction, order, decree or other legal restraint shall prohibit the consummation of the Merger.

ARTICLE IX

TERMINATION

Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if:

(i) the Offer shall have expired, terminated or been withdrawn in accordance with the terms of this Agreement without Parent or Merger Subsidiary having accepted for exchange any Shares pursuant to the Offer, (unless a principal cause of the Offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement);

(ii) the Offer has not been consummated on or before February 15, 2004 (the “Final Date”) (unless a principal cause of the Offer not being consummated by such date is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement); or

(iii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

(c) by Parent, at any time prior to the Effective Time, by action of the Board of Directors of Parent, (i) upon a material breach of the provisions of Section 5.3 hereof or (ii) if the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), or shall not have made, its recommendation of the Offer, the Agreement, or the Merger, or recommended an offer in connection with an Acquisition Proposal, or shall have resolved to do any of the foregoing; or

(d) by the Company, at any time prior to the Effective Time, by action of the Company Board, if the Company receives an unsolicited Superior Proposal, and the Company Board reasonably determines in good faith in compliance with the provisions of Section 5.3(b) to make a Change in the Company Recommendation; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) unless Parent shall receive the fees set forth in Section 10.4(b) immediately prior to any termination pursuant to this Section 9.1(d) by wire transfer in same day funds.

Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 10.4 and 10.6 shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing, Parent and Merger Subsidiary agree that termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Subsidiary of their representations, warranties and covenants under this Agreement. Any such termination shall not relieve any party from liability for any willful breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

if to the Company, to:

Rogue Wave Software, Inc.

5500 Flatiron Parkway

Boulder, Colorado 80301

Facsimile: (303) 447-2568

Attn: Kathleen E. Brush

with a copy to:

Faegre & Benson LLP

1700 Lincoln Street, Suite 3200

Denver, Colorado 80206

Facsimile: (303) 607-3600

Attn: Douglas R. Wright

if to Parent or Merger Subsidiary to:

Quovadx, Inc.

6400 South Fiddler’s Green Circle

Suite 1000

Englewood, Colorado 80111

Facsimile: (720) 554-1786

Attn: Linda K. Wackwitz

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94394

Facsimile: (650) 493-6811

Attn:	Arthur F. Schneiderman
Steve L. Camahort

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except that (i) Sections 6.6 and 6.7 of this Agreement shall survive the Effective Time and (ii) Sections 10.4 and 10.6 shall survive the Effective Time or the termination of this Agreement.

Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for Shares. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Fees and Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If (x) Parent shall have terminated this Agreement pursuant to Section 9.1(c), (y) the Company shall have terminated this Agreement pursuant to Section 9.1(d) or (z) the Company or Parent shall have terminated this Agreement pursuant to Section 9.1(b)(i) or 9.1(b)(ii), then the Company shall promptly, but in no event later than two days after the date of any request therefor, pay to Parent a fee of $2,300,000 which amount shall be payable in same day funds; provided, however, that if the Company shall have terminated this Agreement pursuant to Section 9.1(d), such amounts shall be paid in accordance with the provisions of such Section; provided, further, in the case of a termination under Section 9.1(b)(i) or 9.1(b)(ii), (1) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (B) within six (6) months following the termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into an agreement providing for an Acquisition Proposal and such Acquisition Proposal is later consummated, and (2) such payment shall be made at or prior to the consummation of such Acquisition Proposal. The Company acknowledges that the agreements contained in this Section 10.4(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amounts due pursuant to this Section 10.4(b), and, in order to obtain such payments, Parent or Merger Subsidiary commences a suit against the Company for the fees set forth in this paragraph (b), the prevailing party shall pay to the other party or parties their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount thereof at the prime rate of Citibank, N.A. on the date such payment was required to be made.

Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly-owned subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under this Agreement. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Entire Agreement. This Agreement and the Mutual Non-Disclosure Agreement between Parent and the Company dated September 16, 2003 (the “Confidentiality Agreement”) constitute the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[signature immediately follows]

The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROGUE WAVE SOFTWARE, INC.

By:	/s/ KATHLEEN E. BRUSH

Name: Kathleen E. Brush Title: President and Chief Executive Officer

QUOVADX, INC.

By:	/s/ LORINE R. SWEENEY

Name: Lorine R. Sweeney Title: President and Chief Executive Officer

CHESS ACQUISITION CORPORATION

By:	/s/ LORINE R. SWEENEY

Name: Lorine R. Sweeney Title: President

ANNEX A

Conditions of the Offer. The word “Agreement” as used in this Annex shall mean the Agreement and Plan of Merger to which this Annex A is attached, and all capitalized terms used in this Annex A which are not defined herein shall have the respective meanings set forth in the Agreement.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Parent’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of Section 1.1. of the Agreement), Parent shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment and exchange of or, subject to the restriction referred to above, the payment for, any tendered Shares if:

(1) as of immediately prior to any scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1):

(c) the Minimum Condition shall not have been satisfied;

(d) the Company shall not have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the Agreement;

(e) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order;

(f) any applicable waiting period under the HSR Act or under any other material foreign, federal or state antitrust, competition or fair trade law, shall have expired or terminated;

(g) the shares of Parent Common Stock to be issued in the Offer shall not have been approved for listing on Nasdaq, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of Nasdaq;

(h) Parent and Merger Subsidiary shall not have received a certificate from the Company’s insurance carrier with respect to the matters set forth in 4.1(r);

(i) there shall be pending or overtly threatened in writing any suit, action or proceeding by any Governmental Entity against Parent, Merger Subsidiary, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent’s or Merger Subsidiary ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company’s businesses or assets, or to compel Parent, Merger Subsidiary or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Merger Subsidiary of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Company Voting Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Merger Subsidiary or the Parent any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Subsidiary, or render Merger Subsidiary unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Parent or Merger Subsidiary effectively to exercise full rights of ownership of the Shares, including, without limitation, the right, to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of Company or Parent and their respective subsidiaries which would be material in the context of Company and its Subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, whichever is applicable, (vi) oblige Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the transactions contemplated by this Agreement, on Parent; or

(j) there shall be any law, statute, rule, regulation, ordinance, judgment, order, decree or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, or any other action shall be taken by any Governmental Entity, that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (1)(g) above; or

(2) if, at any time on or after the date of commencement of the Offer and before the time of acceptance for payment of any such Shares, any of the following events or circumstances shall have occurred and be continuing:

(a) the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct in all material respects as of the date of this Agreement or (ii) shall not be true and correct, disregarding all qualifications and exceptions relating to materiality contained in such representations and warranties, on and as of the date of the expiration of the Offer with the same force and effect as if made or as of such date, except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in as of such date, except, in the case of this clause (a)(ii) only, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

(b) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

(c) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent (including by amendment of the Schedule 14D-9), or shall not have made, its recommendation of the Offer, the Agreement, or the Merger, or recommended another offer regarding an Acquisition Proposal, or shall have resolved to do any of the foregoing; or

(d) the Agreement shall have been terminated in accordance with its terms.

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The foregoing conditions are for the sole benefit of Parent and may be waived by Parent, in whole or in part at any time and from time to time in the reasonable discretion of Parent prior to the Expiration Time. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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